Exhibit 9
January 11, 2009
CONFIDENTIAL

To:	Magic Lamp Corp.
456 Montgomery St., 19th Floor
San Francisco, California 94104

To:	Jasmine Merger Corp Ltd
456 Montgomery St., 19th Floor
San Francisco, California 94104

Re:	Equity Commitment
Ladies and Gentlemen:
     Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among Magic Lamp Corp., a Delaware corporation (“Parent”), Jasmine Merger Corp Ltd, an Israeli company and a wholly-owned subsidiary of Parent (“Merger Sub”) and Aladdin Knowledge Systems Ltd., an Israeli company (the “Company”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement. The parties listed on Schedule A attached hereto are collectively referred to herein as the “Investors.” This letter agreement is being delivered to Parent in connection with the execution of the Merger Agreement by Parent, Merger Sub and the Company.
     This letter agreement confirms the commitment of the undersigned, subject to the conditions set forth herein, to purchase, or cause an assignee permitted by the fourth paragraph of this letter agreement to purchase, a portion of the equity of Parent (or, in the event Vector Capital IV, L.P. (“Vector”) determines that the Investors should instead purchase equity of a direct or indirect parent entity of Parent (so long as such parent entity and any subsidiaries of such parent entity that are also direct or indirect parent entities of Parent each commit to provide the proceeds of such equity purchase downstream to Parent and provided Parent is a wholly-owned direct or indirect subsidiary of such parent entity) (the “Holdco”), of Holdco) as of the Closing Date (the “Subject Equity Securities”) for an aggregate purchase price in cash equal to the dollar commitment set forth next to the undersigned’s name on Schedule A (the “Commitment”), provided that the undersigned shall not, under any circumstances, be obligated to contribute to Parent (directly or indirectly, as applicable) more than the Commitment. The obligation of each of the Investors to fund such Investor’s Commitment is subject to Vector and funds affiliated with Vector simultaneously funding their respective commitments under the corresponding letter agreements delivered by each of the other Investors as of the date hereof (without any modification or amendment thereto not approved by the undersigned) and the other terms hereof. Parent and Merger Sub shall use the proceeds from the undersigned’s purchase of equity securities to fund the aggregate Merger Consideration and related expenses pursuant to, and in accordance with, the Merger (including Parent’s and Merger Sub’s obligations under Sections 4.1 and 4.4 of the Merger Agreement) and for no other purpose. The undersigned’s obligation to fund the Commitment is also subject to (x) the execution and delivery of the Merger Agreement and (y) the satisfaction of the conditions set forth in Article VIII of the Merger Agreement or waiver of such conditions by Parent and the terms of this letter agreement, and will occur contemporaneous with the Closing and the simultaneous issuance to the undersigned of the Subject Equity Securities. The amount to be funded under this letter agreement will be reduced or a portion of such amount will be delayed in the manner agreed by the Investors in the event Parent does not require all of the equity with respect to which the Investors have made commitments.
     The undersigned’s obligation to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) full funding of the Commitment at the closing of the Merger, (b) the termination of the Merger Agreement in accordance with its terms, (c) Vector agreeing to terminate this letter agreement or the corresponding letter agreements delivered by each of the Investors, (d) the Company or any of its Affiliates asserts in any litigation or other proceeding any claim under the limited guarantee of even date herewith delivered by the undersigned (the “Limited Guarantee”), under any of limited guarantees of even date herewith delivered by any other Investor or otherwise against the undersigned or any Affiliate thereof in connection with the Merger Agreement or any of the transactions contemplated hereby or thereby (other than any claim relating to a breach or seeking to prevent a breach of the Confidentiality Agreement), and (e) the one-year anniversary of the date hereof.
     The undersigned’s obligation to fund the Commitment may not be assigned, except as permitted in this paragraph. The undersigned may assign all or a portion of its obligations to fund the Commitment to any other Investor, any additional equity co-investor and the undersigned’s Affiliates or affiliated funds or to entities governed by an Affiliate or an affiliated fund or to a fund affiliated with Vector (in the case of assignments to non-Affiliates or non-affiliated funds, or funds not affiliated with Vector in a manner agreed by the Investors); provided, however that, except to the extent otherwise agreed to by the Company, any such assignment shall not relieve the undersigned of its obligations under this letter agreement; provided, further, however that the undersigned shall not assign more than fifty percent (50%) of the amount of its Commitment hereunder other than to the undersigned’s affiliated funds or affiliated entities or funds affiliated with Vector (other than portfolio companies).
     This letter agreement shall be binding solely on, and inure solely to the benefit of, the undersigned and Parent and their respective successors and permitted assigns, and nothing set forth in this letter agreement shall be construed to confer upon or give to any person other than the undersigned and Parent and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter agreement.
     Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance of the benefits of this equity commitment, covenants, agrees and acknowledges that no person other than the undersigned and its successors and permitted assigns shall have any obligation hereunder and that, notwithstanding that the undersigned or any of its successors or permitted assigns may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of the undersigned or any of its successors or permitted assigns or any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of the undersigned or any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing, as such, for any obligations of the undersigned or any of its successors or permitted assigns under this letter agreement or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation.
     This letter agreement may only be enforced by Parent at the direction of Vector in its sole discretion. Parent shall have no right to enforce this letter agreement unless directed to do so by Vector in its sole discretion. Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement.
     Concurrently with the execution and delivery of this letter agreement, the undersigned is executing and delivering to the Company a Limited Guarantee related to Parent’s and Merger Sub’s obligations under the Merger Agreement. As and to the extent provided for in the Limited Guarantee, the Company’s remedies against the undersigned under the Limited Guarantee shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and its Affiliates against the undersigned and any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by the undersigned’s breach of its obligations under this letter agreement. Nothing in this letter agreement, express or implied, is intended to or shall confer upon any Person (including, without limitation, the Company), other than Parent and the undersigned, any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement or any document or instrument delivered in connection herewith.
     This letter agreement may be executed in counterparts. This letter agreement and any related dispute shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. The parties hereto hereby (a) irrevocably submits to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event that any dispute arises out of this letter agreement or any of the transactions contemplated by this letter agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).
     The undersigned represents and warrants that: (i) the undersigned has the requisite power, capacity and authority to execute and deliver this letter agreement and to fulfill and perform its obligations hereunder; (ii) this letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned enforceable by the addressees against the undersigned in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles whether considered in a proceeding in law or in equity); (iii) the execution, delivery and performance of this letter agreement by the undersigned has been duly and validly authorized and approved by all necessary corporate, limited partnership or similar action by such party; (iv) the undersigned has available, unrestricted cash (or the unrestricted right (subject only to the giving of any required notices) to obtain from its investors the funds necessary) sufficient to pay and perform in full its obligations under this letter agreement; and (v) all funds necessary for the undersigned to fulfill its obligations under this letter agreement shall be available to the undersigned for so long as this letter agreement shall remain in effect.
     EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     This letter agreement may not be amended or otherwise modified without the prior written consent of Parent and the undersigned.
[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

Sincerely,

[INVESTOR]
[Signature page to Equity Commitment Letter]

Accepted and Agreed to as of the date first above written.

MAGIC LAMP CORP.

By:
Name: Title:

JASMINE MERGER CORP LTD

By:

Name: Title:
[Signature page to Equity Commitment Letter]

Schedule A
List of Investors

Investor	Commitment
Vector Capital IV, L.P.	$60,687,900
ZAM Holdings, L.P.	$43,369,300
HarbourVest Partners VIII-Buyout Fund L.P.	$5,405,400
HarbourVest Partners 2004 Direct Fund L.P.	$3,242,200
Performance Direct Investments II, L.P.	$3,416,400
JP Morgan Chase Bank, N.A., as trustee for First Plaza Group Trust, solely for the benefit of Pool PMI-[127]	$3,611,400
JP Morgan Chase Bank, N.A., as trustee for First Plaza Group Trust, solely for the benefit of Pool PMI-[128]	$803,400
JP Morgan Chase Bank, N.A., as trustee for First Plaza Group Trust, solely for the benefit of Pool PMI-[129]	$638,300
JP Morgan Chase Bank, N.A., as trustee for First Plaza Group Trust, solely for the benefit of Pool PMI-[130]	$178,100
Valhalla Partners II, L.P.	$8,647,600
Total:	$130,000,000